Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Lizanne Kelley

OmniComm Systems, Inc.

954-473-1254 Extension 283

lkelley@omnicomm.com

OMNICOMM SYSTEMS, INC. RAISES $2.325 MILLION IN SECURED

CONVERTIBLE DEBENTURE FINANCING

Company continues to invest in building its operating infrastructure to deliver 1st rate quality electronic data capture (EDC) solutions and services

FT. LAUDERDALE, FL – March 5, 2008 – /MarketWire/—OmniComm Systems, Inc. (OTC: OMCM.OB), a leader in integrated electronic data capture (EDC) solutions for clinical trials, today announced that on February 29th it completed a $2.325 million 10% Secured Convertible Debenture financing. The Debentures are due in six months and are convertible into shares of OmniComm common stock at an initial conversion price of $0.59. The company also issued warrants for the purchase of approximately 2.93 million shares of common stock to the investors who provided the financing. The warrants are exercisable for four years from the closing and have an initial exercise price of $0.75 per share. Emerging Growth Equities, Ltd. acted as the placement agent for this transaction. OmniComm will use the capital to accelerate consulting and sales and marketing initiatives and fund ongoing R&D.

“Continuing the realization of OmniComm’s long term vision, we have made substantial investments in research and development and enhanced our sales and marketing efforts. We have brought some of the best and brightest industry veterans in EDC on board to solidify the company’s infrastructure and deliver the quality products and services that the clinical trial marketplace demands. This working capital will allow us to continue to invest in OmniComm to produce the next generation of integrated quality solutions for our customers,” said Cornelis F. Wit, CEO of OmniComm.

Ron Linares, CFO of OmniComm added, “We have invested heavily in our infrastructure over the last 18 months and believe that our long-term results will bear out that these investments have increased our ability to provide our clients with the highest quality EDC services in the industry. This financing will enable us to broaden our business model by providing the resources to aggressively grow our TrialMaster licensing program and add consulting and professional services to our growing base of clients that license TrialMaster.”

About OmniComm

OmniComm Systems, Inc. (www.OmniComm.com) provides customer-driven Internet solutions to pharmaceutical, biotechnology, research and medical device organizations that conduct life changing clinical trial research. OmniComm’s growing base of satisfied customers is a direct result of the company’s commitment to deliver products and services that ensure ease of use, faster study build, ease of integration and better performance. OmniComm’s client intuitive pricing model allows companies that range from small to mid-size to large scale institutions to safely and efficiently capitalize on their clinical research investments.

OmniComm ranked in the top 150 as one of the fastest revenue growth technology companies in North America during the last five years. OmniComm Systems, Inc. has corporate headquarters in Ft. Lauderdale, Florida with offices in Bonn, Germany, Tula, Russia, California, Maryland, New York, North Carolina and Texas.

Safe Harbor Disclaimer

Statements about OmniComm’s future expectations, including without limitation, future revenues and earnings, plans and objectives for the future operations, future agreements, future economic performance, operations and all other statements in this press release other than historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. OmniComm intends that such forward-looking statements be subject to the Safe Harbors created thereby. Since these statements involve risks and uncertainties, including but not limited to economic competitive, governmental, contractual and technological factors affecting OmniComm’s operations, markets and profitability, actual results could differ materially and adversely from the expected results.